Exhibit 99.2

MURPHY ANNOUNCES DIVESTITURE OF MONTNEY MIDSTREAM ASSETS

WITH PARTIAL ALLOCATION OF PROCEEDS TO STRATEGIC

KAYBOB DUVERNAY AND LIQUIDS RICH MONTNEY LANDS JOINT VENTURE

EL DORADO, Arkansas, January 27, 2016 –  Murphy Oil Corporation (NYSE: MUR) today announced that its Canadian subsidiary, Murphy Oil Company Ltd. (“MOCL”), has signed a definitive agreement with Enbridge G&P Limited Partnership, a subsidiary of Enbridge Inc., (“Enbridge”) to divest natural gas processing and sales pipeline assets that support Murphy’s Montney natural gas fields in the Tupper and Tupper West areas of northeastern British Columbia. The transaction includes the sale of existing infrastructure capable of processing up to 320 million cubic feet per day. Total cash consideration to Murphy upon closing of the transaction will be C$538 million.

Enbridge will own and operate the natural gas processing plants and sales pipeline assets which include a twenty-year arrangement, customary fee structure and an opportunity for plant expansion ensuring flexibility for both parties. The transaction is subject to typical closing conditions and is anticipated to close promptly upon receipt of regulatory approval early in the second quarter 2016.

In a separate transaction, MOCL has signed a definitive agreement with affiliates of Athabasca Oil Corporation (“Athabasca”) to acquire a 70 percent operated working interest (WI) of Athabasca’s production, acreage, infrastructure and facilities in the Kaybob Duvernay lands, and a 30 percent non-operated WI of Athabasca’s production, acreage, infrastructure and facilities in the liquids rich Montney lands in Alberta. Under the terms of the joint venture (JV) the total consideration amounts to C$475 million, of which Murphy will pay approximately C$250 million in cash at closing and the remaining C$225 million in the form of a carry for a period of up to five years.

The transaction is subject to regulatory approval and normal closing conditions, and is anticipated to close late in the first quarter 2016, with an effective date of January 1, 2016.

“The monetization of our Montney midstream assets enable Murphy to allocate a portion of the proceeds within Canada to enter into a third focus area in the North American unconventional shale business,” stated Roger W. Jenkins, President and Chief Executive Officer of Murphy. “The Kaybob Duvernay and liquids rich Montney include light oil, natural gas condensate and rich natural gas production. Complementing our existing unconventional business in the Eagle Ford Shale and Montney, this strategic transaction exposes Murphy to a leading position in the active Kaybob Duvernay lands, while expanding our current Montney focus area into the liquids rich portion of the play. This transaction secures a sizable position that has significant running room with an active and well-positioned partner.  In addition, recent offset well performance in the area suggests that the type curves are materially improving and that peers, including Athabasca, are achieving significant downward movement in well costs and enhancing returns in the plays. We believe that Murphy, operating 900 plus wells in North American unconventional plays,  can improve on this trend of lower well costs and higher well performance. The terms of the deal allow for flexibility in capital spending and significant value creation with an oil and natural gas price recovery. On the midstream side, we are very pleased to be working with Enbridge who is a significant operator of midstream assets in North America.”

Montney midstream divestiture and Kaybob Duvernay and liquids rich Montney lands JV  opportunity highlights:

•	Directing a portion of the Canadian dollar proceeds from the Montney midstream divestiture towards a JV with Athabasca in the Kaybob Duvernay lands and liquids rich Montney lands
•	Recoverable resource of 200 – 350 million barrels of oil equivalent (MMBOE) net in Kaybob Duvernay and liquids rich Montney
•

Kaybob Duvernay (operated) -  70 percent WI in 230,000 gross acres (200,000 acres currently prospective) and associated midstream infrastructure; current gross production of 6,900 barrels of oil equivalent per day (Boe/d), with 58 percent liquids. Additional 247,000 acres gross of overlying conventional Montney rights

•

Liquids Rich Montney (non-op)  - 30 percent WI in 60,000 gross acres (21,000 acres currently prospective) and associated midstream infrastructure; current gross production of 900 Boe/d, with 44 percent liquids

•	Carry commitment for up to five years, with flexibility for controlling the pace of development, and enhanced returns during an oil and natural gas price recovery
•	Leveraging Murphy’s operating strengths and core competencies in North American onshore unconventional assets

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company, with preliminary proved reserves of 774 million barrels of oil equivalent at year-end 2015. The Company's diverse resource base includes offshore production in Southeast Asia, Canada and Gulf of Mexico, as well as, North American onshore plays in the Eagle Ford Shale and Montney.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “targets”, “expectations”, “plans”, “forecasts”, “projections” and other comparable terminology often identify forward-looking statements. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of these forecasted events not to occur include, but are not limited to, a failure to obtain necessary regulatory approvals, a deterioration in the business or prospects of Murphy, adverse developments in Murphy business’ markets, and adverse developments in the U.S. or global capital markets, credit markets or economies in general. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, customer demand for our products, adverse foreign exchange movements, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2014 Annual Report on Form 10-K on file with the U.S. Securities and Exchange

Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

RESERVE REPORTING TO THE SECURITIES EXCHANGE COMMISSION

The Securities and Exchange Commission (SEC) requires oil and natural gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We may use certain terms in this news release, such as “resource”, “gross resource”, “recoverable resource”, “net risked PMEAN resource”, “recoverable oil”, “resource base”, “EUR or estimated ultimate recovery” and similar terms that the SEC’s rules strictly prohibit us from including in filings with the SEC. The SEC permits the optional disclosure of probable and possible reserves; however, we have not disclosed the Company's probable and possible reserves in our filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Murphy Oil Corporation's offices or website at http://ir.murphyoilcorp.com.